                                                                    Exhibit 12.1
                        SUPERVALU INC. and Subsidiaries
                      Ratio of Earnings to Fixed Charges
                      For Fiscal Quarters and Years Ended


(in thousands, except ratios)            1st Qtr 2000  1st Qtr 2000*  1st Qtr 1999    1999        1998         1998*        1997
                                         ------------  -------------  ------------  ---------   ---------   ----------   ---------
Earnings before income taxes                 $152,022        $92,154       $86,303   $316,261    $384,780     $294,746    $280,512

Less undistributed earnings of less than
  fifty percent owned affiliates               (1,636)        (1,636)         (837)    (5,943)     (7,388)      (7,388)    (15,813)
                                         ------------  -------------  ------------  ---------   ---------   ----------   ---------

Earnings before income taxes                  150,584         90,518        85,466    310,318     377,392      287,358     264,699

Interest expense                               35,570         35,570        38,322    124,111     133,619      133,619     136,831


Interest on operating leases                    5,036          5,036         5,030     18,574      18,010       18,010      16,950
                                         ------------  -------------  ------------  ---------   ---------   ----------   ---------
                                             $191,190       $131,124       128,818   $453,003    $529,021     $438,987    $418,480
                                         ============  =============  ============  =========   =========   ==========   =========
Total fixed charges                            40,606         40,606        43,352    142,685     151,629      151,629     153,781
                                         ============  =============  ============  =========   =========   ==========   =========
Ratio of earnings to fixed charges               4.71           3.23          2.97       3.17        3.49         2.90        2.72
                                         ============  =============  ============  =========   =========   ==========   =========


(in thousands, except ratios)                1996           1995         1995*
                                         ------------  -------------   ---------
Earnings before income taxes                 $267,692        $15,925    $260,025

Less undistributed earnings of less than
  fifty percent owned affiliates              (11,136)       (10,902)    (10,902)
                                         ------------  -------------   ---------
Earnings before income taxes                  256,556          5,023     249,123

Interest expense                              140,150        135,383     135,383

Interest on operating leases                   17,059         18,204      18,204
                                         ------------  -------------   ---------
                                             $413,765       $158,610    $402,710
                                         ============  =============   =========
Total fixed charges                           157,209        153,587     153,587
                                         ============  =============   =========
Ratio of earnings to fixed charges               2.63           1.03        2.62
                                         ============  =============   =========


*excludes one-time items:
 FY 2000 excludes gain on sale and restructuring and other charges of $60,066 FY 1998 excludes gain on sale of Shopko of $90,034
 FY 1995 excludes restructuring and other charges of $244,100